RSM Richter

RSM Richter S.E.N.C.R.L./LLP
Comptables agrees
Chartered Accountants

2, Place Alexis Nihon
Montreal (Quebec) H3Z 3C2
Telephone / Telephone : (514) 934-3400
Telecopieur/ Facsimile: (514) 934-3408
www.rsmrichter.com

AUDITORS' CONSENT

We consent to the use of our audit report dated March 29, 2007 to the Shareholders and Board of directors of Copernic Inc. (the "Company") on the financial statements of the Company comprising the consolidated balance sheets of the Company as at December 31, 2006 and 2005, and the consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2006, incorporated herein by reference and to the reference of our firm under the heading "Experts" in the Registration Statement on Form F-3, to be filed with securities regulatory authorities on EDGAR on September 17, 2007.

We have performed only limited procedures, including enquiries of the Company's management with respect to events occurring between the date of our audit report and the date of this consent. We have not performed any procedures subsequent to the date of this consent.

This consent is provided to the Company for use solely in connection with the above filing; accordingly, we do not consent to the use of our audit report for any other purpose.

/s/ RSM Richter LLP

Chartered Accountants
Montreal, Canada
September 17, 2007

RSM Richter S.E.N.C.R.L. est un cabinet independant membre	RSM Richter LLP is an independent member firm of
de RSM International, association de cabinets independants	RSM International, an affiliation of independent accounting and
d'expertise comptable et de services conseils.	consulting firms.